Northwest Natural Gas Company

$300,000,000

Medium-Term Notes, Series B

August 24, 2009

Banc of America Securities LLC

One Bryant Park

New York, New York  10036

Attn:  High Grade Transaction Management/Legal

UBS Securities LLC

677 Washington Blvd.

Stamford, Connecticut 06901

Attn:  Fixed Income Syndicate

J.P. Morgan Securities Inc.

270 Park Avenue—Floor 8

New York, New York 10017

Attn:  Medium-Term Notes Desk

Piper Jaffray & Co.

800 Nicollet Mall

Minneapolis, MN  55402

Attn:  Debt Capital Markets

Wells Fargo Securities, LLC

301 S. College Street

Charlotte, NC  28288-0613

Attn:  Transaction Management Department

Ladies and Gentlemen:

Reference is hereby made to the Distribution Agreement, dated March 18, 2009 (the “Distribution Agreement”), a copy of which has previously been delivered to you, between Northwest Natural Gas Company, an Oregon corporation (the “Company”), and each of Banc of America Securities LLC, UBS Securities LLC, J.P. Morgan Securities Inc. and Piper Jaffray & Co., with respect to the issue and sale by the Company of its First Mortgage Bonds, designated Secured Medium-Term Notes, Series B, and its Unsecured Medium-Term Notes, Series B (collectively, the “Securities”).  Capitalized terms used herein without definition shall have the meanings assigned to them in the Distribution Agreement.

Subject to the terms and conditions set forth in the Distribution Agreement, the Company hereby appoints Wells Fargo Securities, LLC as agent of the Company for the purpose of soliciting and receiving offers to purchase the Securities.  In connection with such appointment, Wells Fargo Securities, LLC is hereby entitled to the benefits and subject to the duties of an Agent under the terms and conditions of the Distribution Agreement (including the Administrative Procedures) and by its execution hereof is hereby made a party to the Distribution Agreement.  In connection with such appointment, Wells Fargo Securities, LLC shall receive as of the date hereof:  (1) Distribution Agreement, dated March 18, 2009, among the Company and the agents made a party thereto; (2) legal opinions, dated March 18, 2009, of Margaret D. Kirkpatrick, Morgan, Lewis & Bockius LLP, Stoel Rives LLP, and Simpson Thacher & Bartlett LLP; (3) comfort letter, dated March 18, 2009, from PricewaterhouseCoopers LLP; (4) Base Prospectus, dated January 8, 2008 and Prospectus Supplement, dated March 18, 2009; (5) bring-down legal opinions, dated August 6, 2009, of Margaret D. Kirkpatrick, Stoel Rives LLP, and Morgan, Lewis & Bockius LLP; and (6) bring-down comfort letter from PricewaterhouseCoopers LLP, dated August 6, 2009.

Any communication under the Distribution Agreement will be made in accordance with Section 12 of the Distribution Agreement, and if to Wells Fargo Securities, LLC shall be sufficient in all respects when delivered or sent by facsimile transmission or registered mail to 301 S. College Street, Charlotte, NC  28288-0613, attention: Transaction Management Department, facsimile transmission number (704) 383-9165.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

If the foregoing correctly sets forth our agreement, please indicate your acceptance hereof in the space provided for that purpose below.

                            Very truly yours,

                            NORTHWEST NATURAL GAS

                            COMPANY

                            By:   _________________________

                            Title:  Senior Vice President and Chief

                                    Financial Officer

The foregoing Agreement is hereby

confirmed and accepted as of the

date hereof.

WELLS FARGO SECURITIES, LLC

By:

Title: